Exhibit 3.5

CERTIFICATE OF THIRD AMENDMENT
TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
BIOSIG TECHNOLOGIES, INC.

BioSig Technologies, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST:  That the name of the Corporation is BioSig Technologies, Inc.

SECOND: That the Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 21, 2011.

THIRD:  That the Corporation’s Amended and Restated Certificate of Incorporation (the “Charter”) was filed with the Secretary of State of the State of Delaware on February 6, 2013.

FOURTH:  That the Board of Directors of the Corporation has duly adopted resolutions proposing to amend the Charter, and that said amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.  This Certificate of Amendment amends the provisions of the Charter as set forth herein.

FIFTH:  That the text of the Charter is hereby amended as follows:

1.	In Exhibit C of the Charter, the definition of “Exempt Issuance” shall be deleted in its entirety and replaced with the following:

“ “Exempt Issuance” means the issuance of (a) shares of Common Stock or options to employees , officers or directors of the Corporation pursuant to any stock or option plan duly adopted by a majority of the non-employee members of the Board of Directors of the Corporation or a majority of the members of a committee of non-employee directors established for such purpose, (b) securities upon the exercise or exchange of or conversion of any securities issued pursuant to the Purchase Agreement and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of the Purchase Agreement, provided that such securities have not been amended since the date of the Purchase Agreement to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of any such securities, and (c) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Corporation, provided that any such issuance shall only be to a Person (or to the equityholders of a Person) which is, itself or through its subsidiaries, an operating company or an asset in a business synergistic with the business of the Corporation and shall provide to the Corporation additional benefits in addition to the investment of funds, but shall not include a transaction in which the Corporation is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.”

2.	In Exhibit C of the Charter, the definition of “Permitted Indebtedness” shall be deleted in its entirety and replaced with the following:

“ “Permitted Indebtedness” means (a) the Indebtedness existing on the Original Issue Date (or committed to and final terms agreed to on the Original Issue Date) and set forth on Schedule 3.1(z) attached to the Purchase Agreement, and (b) lease obligations and purchase money indebtedness of up to $500,000, in the aggregate, incurred in connection with the acquisition of capital assets and lease obligations with respect to newly acquired or leased assets.”

[Signature Page to Follow]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer, this 18th day of October, 2013.

BIOSIG TECHNOLOGIES, INC.

By: /s/ David Drachman
David Drachman
Chairman and Chief Executive Officer